Exhibit 10.54

Execution Copy

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of the 3rd day of March, 2008 by and between Nozhat Choudry (the “Employee”), a resident of the Province of Ontario, and OccuLogix, Inc. (the “Employer”), a corporation incorporated under the laws of the State of Delaware, and having its executive offices at 2600 Skymark Avenue, Building 9, Suite 201, Mississauga, Ontario, L4W 5B2.

WHEREAS, the Employer and the Employee entered into a termination agreement dated as of January 31, 2008 (the “Termination Agreement”) pursuant to which the Employee’s employment with the Employer, as its Vice President, Clinical Research, was terminated;

AND WHEREAS, capitalized terms used in this Amending Agreement, but not otherwise defined, shall have the respective meanings attributed to such terms in the Termination Agreement;

AND WHEREAS, the Employer and the Employee mutually have agreed that it would be in the best interests of each of them to permit the Employer to pay up to 50% of the Severance Balance in a non-cash form of consideration;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amending Agreement and the Termination Agreement (the receipt and sufficiency of which are hereby acknowledged by the parties hereto), the parties hereto agree as follows:

1.	AMENDMENT

1.1           Sections 3.3, 3.4 and 3.5 of the Termination Agreement are hereby deleted in their entirety and replaced with the following Sections 3.3, 3.4, 3.5 and 3.6:

3.3
At the sole discretion of the Employer, and subject to the provisions of this Section 3.3 and Section 3.4, and subject further to the Employer obtaining all requisite corporate approval therefor (including, without limitation, the approval of the Employer’s stockholders, if required), the Employer may satisfy and discharge in full its obligation under Section 3.2 to pay the Severance Balance by:  (i) issuing to the Employee stock options under the Stock Option Plan in a number equal to the quotient of (a) some percentage of the Severance Balance, which shall not exceed 50%, divided by (b) the per stock option value of such stock options, which shall be determined by the Employer using the Black-Scholes valuation method (collectively, the “Severance Stock Options”); and (ii) paying the balance of the Severance Balance to the Employee in cash.  The Severance Stock Options shall have a term of ten years commencing on the date of their grant and, other than as may be agreed to by the Employer within its sole discretion, will not become exercisable prior to the 180th day following the date of their grant.  The exercise price of the Severance Stock Options shall be determined by the Employer’s board of directors in accordance with the provisions of the Stock Option Plan and all applicable laws, regulations and rules (including, without limitation, the rules of the Toronto Stock Exchange).

3.4
If,  prior to the end of the Salary Continuance Period, any petition should be filed by or against the Employer for liquidation or reorganization, or should the Employer become insolvent or make an assignment for the benefit of any creditor or creditors, or should a receiver or trustee be appointed for all or any significant part of the Employer’s assets, or should the Employer consent to the winding-up, liquidation or dissolution of itself or its affairs (each, a “Bankruptcy Event”), then an amount equal to (i) the Employee’s Severance minus (ii) the aggregate net amount paid by the Employer to the Employee to the date of the Bankruptcy Event, together with the aggregate amount of deductions and withholdings withheld by the Employer, pursuant to Section 3.1, shall become due and payable, in cash, immediately to the Employee.  If a Bankruptcy Event occurs on or after March 31, 2008, then the Severance Balance shall become due and payable, in cash, immediately to the Employee.

3.5
The Employer hereby agrees that, in the event that any of Elias Vamvakas, Tom Reeves, John Cornish, Bill Dumencu, David Eldridge, Julie Fotheringham, Stephen Kilmer, Suh Kim, Stephen Parks or Stephen Westing (each, an “OLT Member”) should become entitled to receive severance pursuant to his or her executive employment agreement at any time before the Employer has paid, in full, the amount due and payable to her pursuant to Section 3.2 or 3.4, as the case may be, the Employer shall not pay any OLT Member a percentage of his or her severance entitlement (without regard to applicable deductions and withholdings) that exceeds the percentage that (i) the Salary Continuance Amount plus the aggregate amount paid to the Employee pursuant to Sections 3.2 and 3.4, together with the aggregate amount of deductions and withholdings withheld by the Employer, represents of (ii) the amount of the Employee’s Severance.  For greater certainty, for purposes of calculating such percentage in a circumstance in which the Employer has exercised its discretion pursuant to Section 3.3 and has issued Severance Stock Options, then the aggregate amount paid to the Employee pursuant to Section 3.2 shall be the sum of (i) the value of such Severance Stock Options, as determined by the Employer using the Black-Scholes valuation method, and (ii) the amount of the Severance Balance paid in cash.

3.6	For greater certainty, all cash amounts due and payable by the Employer to the Employee pursuant to this Article 3 shall be paid, net of applicable deductions and withholdings.

1.2           The Termination Agreement remains in full force and effect, unamended, other than as specifically amended by this Amending Agreement.

2.	ACKNOWLEDGEMENT

2.1	The Employee hereby acknowledges that:

(a)	She has had sufficient time to review and consider this Amending Agreement thoroughly;

(b)	She has read and understands the terms of this Amending Agreement and her obligations hereunder;

(c)	She has been given an opportunity to obtain independent legal advice, or such other advice as she may desire, concerning the interpretation and effect of this Amending Agreement; and

(d)	She is entering this Amending Agreement voluntarily and without any pressure from the Employer.

3.	MISCELLANEOUS

3.1           The headings in this Amending Agreement are included solely for convenience of reference and shall not affect the construction or interpretation hereof.

3.2           The parties hereto expressly agree that nothing in this Amending Agreement shall be construed as an admission of liability.

3.3           This Amending Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, trustees, administrators, successors and assigns.

3.4           This Amending Agreement and the Termination Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter of the termination of the Employee’s employment with the Employer.  This Amending Agreement, together with the Termination Agreement, supersede and replace all prior agreements, if any, written or oral, with respect to such subject matter and any rights which the Employee may have by reason of any such prior agreements or by reason of the Employee’s employment with the Corporation.  There are no representations, warranties or agreements between the parties hereto in connection with the subject matter of this Amending Agreement, except as specifically set forth herein.  No reliance is placed on any representation, opinion, advice or assertion of fact made by the Employer or any of its officers, directors, agents or employees to the Employee, except to the extent that the same has been reduced to writing and included as a term of this Amending Agreement or the Termination Agreement.  Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

3.5           Each of the provisions contained in this Amending Agreement is distinct and severable, and a declaration of invalidity or unenforceability of any provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

3.6           This Amending Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

3.7           This Amending Agreement may be signed in counterparts and delivered by facsimile transmission or other electronic means, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amending Agreement as of the date set forth above.

OCCULOGIX, INC.

By:	“Suh Kim”
Suh Kim
General Counsel

“Nozhat Choudry”
Signature of Witness	Nozhat Choudry

Name of Witness (please print)